                                                                      EXHIBIT 11


                    THRIFT MANAGEMENT, INC. AND SUBSIDIARIES

                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS


The following table presents the computation of basic and diluted earns per share:



                                                          March 28,        March 29,
                                                            1999              1998
                                                        -----------       -----------
Numerator:
   Net (loss) income                                    $   (63,141)      $    88,003
                                                        -----------       -----------
Denominator:
   Denominator for basic earnings per
   share-weighted-average shares                          2,185,700         2,145,000


   Effect of dilutive securities:
      Employee stock options                                                   48,000
                                                        -----------       -----------

   Denominator for diluted earnings per share             2,185,700         2,193,000
                                                        ===========       ===========

   (Loss) earnings per share:
      Basic                                             $     (0.03)      $      0.04
                                                        ===========       ===========
      Diluted                                           $     (0.03)      $      0.04
                                                        ===========       ===========
